NEWS RELEASE

BIOLASE REPORTS 2013 FIRST QUARTER RESULTS

Net Revenue Increases 19% to $14.6 Million, Quarter over Quarter
Laser System Revenue Increases 9%, Quarter over Quarter
Imaging Revenue Increases 619%, Quarter over Quarter
2013 Annual Revenue Guidance Reiterated at $68 Million to $72 Million
Expects to Generate Cash from Operations for 2013 Overall
Gross Profit of 40% in Q1; Projected to Return to Normalized Levels of 44% to 46%

IRVINE, CA (May 7, 2013) — BIOLASE, Inc. (NASDAQ:BIOL), the world’s leading dental laser manufacturer and distributor, today reported unaudited financial results for the first quarter ended March 31, 2013.

Financial Highlights of the 2013 First Quarter:

•	Net revenue of $14.6 million for Q1 2013, a 19% increase over $12.3 million for Q1 2012, and above the midpoint of the Company’s guidance of $14.0 million to $15.0 million.

•	Non-GAAP net loss of $1.9 million, or a loss of $0.06 per share, as compared to a non-GAAP net loss of $873,000, or a loss of $0.03 per share, for Q1 2012.

•	Revenues from the sale of laser systems increased $814,000, or 9%, as compared to Q1 2012 levels.

•	Revenues from the sale of digital imaging and CAD/CAM systems increased $885,000, or 619%, as compared to Q1 2012 levels.

Operating Highlights of the 2013 First Quarter:

•	Appointed Samir Chowdhury, Ph.D., as General Manager and Colleen Boswell as Vice President, Regulatory Affairs.

•	Declared a one-half percent stock dividend payable on March 29, 2013, to stockholders of record as of March 15, 2013.

•	Launched a website to showcase BIOLASE’s wholly-owned subsidiary OCCULASE and to expand the multiple applications of its proprietary WaterLase® technology into ophthalmology.

•	Awarded “Best AEEDC Dubai Booth Activities” at the UAE International Dental Conference & Arab Dental Exhibition (“AEEDC Dubai”) held from February 5-7, 2013, in Dubai, United Arab Emirates. Organizers estimate that this year’s exhibition had over 1,000 dental equipment suppliers from 70 countries and over 28,000 attendees.

•	Joined the Organization for Safety, Asepsis and Prevention (“OSAP”) as a member of its prestigious Super Sponsor partnership as advocates for safe and infection-free dentistry.

•	Attended the 35th IDS International Dental Show in Cologne, Germany, from March 10-14, 2013, which had over 100,000 in attendance, where we also held our annual international distributor meeting.

•	Hosted the World Clinical Laser Institute® (the “WCLI®”) Super Symposium in Huntington Beach, California, from March 21-24, 2013.

Clinical highlights of the 2013 First Quarter include:

•	Received U.S. Food and Drug Administration (“FDA”) clearance for the Diolase 10™ diode soft-tissue laser, and subsequently the EPIC™ 10S, for a broad spectrum of medical procedures; includes clearance for over 80 procedures in 19 additional medical markets.

•	Launched the EPIC V-Series veterinary soft-tissue diode laser.

•	Issued broad new patent for treating eye conditions, including Presbyopia, Cataracts, and Glaucoma; provides additional support for ophthalmic applications.

•	Collected 24 new articles regarding our WaterLase® technology published in the English language during the 2013 first quarter.

Federico Pignatelli, Chairman and CEO, said, “While our overall revenue growth was slightly above the midpoint of our guidance, it is to be noted that certain domestic product revenues generated from our WCLI Super Symposium held March 21-24 were not recognized until after the close of the first quarter. The 2013 first quarter was also heavily geared toward international revenues as a result of the AEEDC Dubai held in February and the bi-annual International Dental Show held in early March. Our international revenues have grown as a result of these efforts and BIOLASE® now has distributors in 71 countries around the world. We are confident that these efforts will continue to increase our international business throughout 2013 and beyond.”

“Domestically we focused on expanding our efforts as the premier total technology provider in dentistry by intensifying our efforts in selling digital imaging and CAD/CAM intra oral scanners, which is evidenced by the 619% growth for our imaging revenues quarter over quarter. Our Total Technology Solution® is a key component in our strategy to push forward the adoption of lasers as high-tech dentistry and lasers become the standard of care in dentistry versus traditional conventional methods, along with leveraging our significant installed base of diode lasers. We believe that BIOLASE is the only company in North America that currently provides a full line of high-tech products, which includes a full range of all-tissue lasers and diode soft-tissue laser products; CBCT digital imaging products; and CAD/CAM intraoral scanners. We are pleased with the level of laser sales so far this year and we expect the aggressive marketing efforts we undertook in the first quarter to begin to pay off further as we move forward in the second quarter and the rest of 2013.” continued Pignatelli.

First Quarter Financial Results
Net revenue for the 2013 first quarter totaled $14.6 million, compared with $12.3 million in the 2012 first quarter. The increase of $2.3 million, or 19%, was driven by increased sales of the Company’s core laser systems and imaging products.

Laser system net revenue increased by approximately $814,000, or 9% in the 2013 first quarter as compared to the prior year quarter.

Fred Furry, CFO and COO said, “We are very pleased that the Company obtained FDA clearance for the EPIC soft-tissue diode laser platform for over 80 indications in 19 additional medical markets in April 2013. We expect that the EPIC 10 platform will continue to be a strong contributor to revenue in the second quarter and beyond. It is gratifying to have obtained this clearance so quickly.”

Imaging revenues, which included both cone beam and CAD/CAM, totaled approximately $1.0 million, or 7% of net revenue, during the 2013 first quarter as compared to $143,000, or 1% of net revenue, for the prior year quarter.

Pignatelli commented, “We added cone beam digital imaging to our product offerings in late 2011, and further expanded our imaging product offerings with the addition of CAD/CAM intra-oral scanning in late 2012. It is promising to see these product lines continue to grow and we expect this positive trend to continue throughout the year as we gain traction in the market and increase our imaging product offerings. We believe that digital imaging is a tremendous market opportunity and is an excellent complement to our core internally developed laser products.”

Gross profit as a percentage of net revenue was 40% as compared to 47% for the prior year quarter. This quarter-over-quarter decrease was primarily due to higher sales of WaterLase and diode systems internationally, which generally carry a lower margin than our direct sales in North America, and the increase in sales of our licensed imaging systems as a proportion of revenue, which also carries lower margins than our laser products.

“Based on our projected revenues and expenditures, we expect that our gross margin will return to historical levels in the range of 44% to 46% for the second quarter and 2013 overall.” Furry continued.

Operating expenses totaled $8.6 million, or 59% of net revenues, as compared to $7.4 million, or 60% of net revenues, in the 2012 first quarter. The increase of $1.2 million was primarily driven by a substantial investment in our sales and marketing efforts during the 2013 first quarter and increased legal expenses related to enforcing and protecting our intellectual property (“IP”) portfolio.

Sales and marketing expenses totaled $5.3 million for the 2013 first quarter, an increase of $1.3 million, or 30%, as compared to $4.0 million for the prior year quarter. The increase was primarily due to significantly increased convention costs as well as continued development of the Company’s direct sales force and increased media and advertising costs.

“Although we expect sales and marketing expenses to decrease overall as a percentage of revenue for 2013 as compared to 2012, many of the dental industry’s largest and most important trade shows occur during the first quarter of the year,” said Pignatelli. “Attending these shows places an additional burden on BIOLASE because our first quarter is traditionally our slowest and these events require a substantial investment. In addition to our standard trade shows, we attended the International Dental Show in Cologne, Germany, March 10-14, which is the largest dental show in the world and occurs every other year, we attended the 85th Western Veterinary Conference, and we hosted the WCLI Super Symposium, which was held March 21-24. We believe that investing in these additional marketing activities will result in increased revenues throughout the remainder of the year.”

General and administrative expenses totaled $2.2 million during the 2013 first quarter, essentially in line with the prior year quarter, despite significantly increased legal expenses primarily related to the enforcement and defense of the Company’s IP portfolio.

Pignatelli concluded, “Our IP portfolio is the cornerstone of laser technology in dentistry and a valuable asset of BIOLASE. Several of our competitors currently license our IP in their own laser products. We will not hesitate to enforce and protect our valuable IP portfolio.”

Engineering and development totaled $1.0 million during the 2013 first quarter, essentially in line with the prior year quarter.

As a result, the net loss for the 2013 first quarter totaled $2.6 million, or a loss of $0.08 per share, compared to a net loss of $1.7 million, or a loss of $0.05 per share, for the 2012 first quarter.

After removing interest expense of $87,000, non-cash depreciation and amortization expenses of $145,000, and non-cash stock-based, other equity instruments, and other non-cash compensation expense of $494,000, the 2013 first quarter resulted in non-GAAP net loss of $1.9 million, or $0.06 per share, compared with a non-GAAP net loss of $873,000, or a loss of $0.03 per share, for the 2012 first quarter.

Liquidity and Capital Resources
As of March 31, 2013, BIOLASE had approximately $5.2 million in working capital. Cash and cash equivalents totaled approximately $1.2 million at March 31, 2013, compared to $2.5 million at December 31, 2012.

Accounts receivable totaled $10.6 million at March 31, 2013, compared to $11.7 million at December 31, 2012. At March 31, 2013, the Company had two revolving credit facilities totaling $8.0 million, with $4.7 million of available borrowings, in excess of the $3.3 million outstanding. In May 2013, the total of the revolving credit facilities was increased to $10 million.

Financial Outlook
For the year ending December 31, 2013, the Company is reiterating its revenue expectation of approximately $68 million to $72 million. The midpoint of $70 million represents a 22% increase over 2012 net revenue and would also represent record revenue for the Company. The Company also reiterates that it expects to generate cash from operations for the year ending December 31, 2013.

Conference Call
As previously announced, BIOLASE will hold a conference call to discuss these financial results as follows:

Date: Time: Dial-in numbers: Live webcast:	Tuesday, May 7, 2013 4:30pm EDT 1-877-407-4019 (toll-free/U.S. & Canada) 1-201-689-8337 (toll/international) www.biolase.com, under ‘Investors’

The archived webcast will be available for 90 days on the Company’s website, www.biolase.com, in the ‘Investors’ section under ‘Audio Archive.’

About BIOLASE, Inc.
BIOLASE, Inc. is a biomedical company that develops, manufactures, and markets lasers in dentistry and medicine and also markets and distributes dental imaging equipment; products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s laser products incorporate over 340 patented and patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its imaging products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold more than 22,500 lasers.

Other products under development address ophthalmology and other medical and consumer markets.

For updates and information on WaterLase and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolaseinc, Twitter at www.twitter.com/biolaseinc, Pinterest at www.pinterest.com/biolase, Linkedin at www.linkedin.com/company/biolase, Instagram at www.instagram.com/biolaseinc and YouTube at www.youtube.com/biolasevideos.

BIOLASE®, WaterLase®, iPlus®, EPIC™, Diolase 10™, World Clinical Laser Institute®, and WCLI® are all registered trademarks or trademarks of BIOLASE, Inc.

NewTom is a trademark of QR S.r.l., a wholly-owned subsidiary of Cefla Capital Services, S.p.A., and Trios is a trademark of 3Shape A/S.

Non-GAAP Financial Measures
The non-GAAP financial measures contained herein are a supplement to the corresponding financial measures prepared in accordance with generally accepted accounting principles (“GAAP”). The non-GAAP financial measures presented exclude the items summarized in the table on page 7 of this press release. Management believes that adjustments for these items assist investors in making comparisons of period-to-period operating results and that these items are not indicative of the Company’s on-going core operating performance.

Management uses non-GAAP net income (loss) and non-GAAP net income (loss) per basic and diluted share in its evaluation of the Company’s core after-tax results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Management believes that providing these non-GAAP financial measures allows investors to view the Company’s financial results in the way that management views the financial results.

The non-GAAP financial measures presented herein have certain limitations in that they do not reflect all of the costs associated with the operations of the Company’s business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by the Company may be different from the non-GAAP financial measures used by other companies.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements contained in this press release that refer to BIOLASE’s estimated or anticipated future results or other non-historical facts are forward-looking statements, as are any statements in this press release concerning prospects related to BIOLASE’s strategic initiatives, product introductions and anticipated financial performance. Forward-looking statements can also be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current perspective of existing trends and information and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors affecting BIOLASE’s business. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that may be detailed, from time-to-time, in BIOLASE’s reports filed with the SEC. BIOLASE does not undertake any responsibility to revise or update any forward-looking statements contained herein.

For further information, please contact:
Michael Porter
Porter, LeVay & Rose, Inc.
212-564-4700

(financial tables follow)

BIOLASE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,

	2013	2012

Products and services revenue	$14,489	$12,312
License fees and royalty revenue	108	8

Net revenue	14,597	12,320
Cost of revenue	8,803	6,513

Gross profit	5,794	5,807

Operating expenses:
Sales and marketing	5,252	4,028
General and administrative	2,247	2,211
Engineering and development	1,005	1,190
Excise tax	107	—

Total operating expenses	8,611	7,429

Loss from operations	(2,817)	(1,622)

Loss on foreign currency transactions	(99)	(17)
Interest expense	(87)	(4)

Non-operating loss, net	(186)	(21)

Loss before income tax (benefit) provision	(3,003)	(1,643)
Income tax (benefit) provision	(372)	29

Net income (loss)	$(2,631)	$(1,672)

Net income (loss) per share:
Basic	$(0.08)	$(0.05)

Diluted	$(0.08)	$(0.05)

Shares used in the calculation of net income (loss) per share:
Basic	31,473	31,358

Diluted	31,473	31,358

• Shares used in calculation of net loss per share reflect the impact of stock dividends.

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BIOLASE, INC.

CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except per share data)

	March 31, 2013	December 31,2012

ASSETS
Current assets:
Cash and cash equivalents	$1,229	$2,543
Accounts receivable, less allowance of $289 in 2013 and $304 in 2012	10,644	11,680
Inventory, net	11,921	11,142
Prepaid expenses and other current assets	1,637	1,552

Total current assets	25,431	26,917
Property, plant and equipment, net	1,616	1,509
Intangible assets, net	254	300
Goodwill	2,926	2,926
Deferred tax asset	15	16
Other assets	282	305

Total assets	$30,524	$31,973

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Lines of credit	$3,261	$1,637
Accounts payable	8,708	7,663
Accrued liabilities	4,879	6,267
Customer deposits	278	582
Deferred revenue, current portion	3,131	3,226

Total current liabilities	20,257	19,375
Deferred tax liabilities	556	663
Other liabilities, long-term	34	141

Total liabilities	20,847	20,179

Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, par value $0.001	—	—
Common stock, par value $0.001	34	34
Additional paid-in capital	141,317	140,747
Accumulated other comprehensive loss	(376)	(320)
Accumulated deficit	(114,899)	(112,268)

	26,076	28,193
Treasury stock (cost of 1,964 shares repurchased)	(16,399)	(16,399)

Total stockholders’ equity	9,677	11,794

Total liabilities and stockholders’ equity	$30,524	$31,973

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BIOLASE, INC.
Reconciliation of GAAP Financial Results to Non-GAAP Financial Measures
(unaudited, in thousands, except per share data)

	Three months ended
	March 31,
	2013	2012
GAAP net loss	$(2,631)	$(1,672)
Adjustments:
Interest expense	87	4
Depreciation and amortization expense	145	125
Stock-based, other equity instruments, and other non-cash compensation expense	494	670
Non-GAAP net loss	$(1,905)	$(873)

GAAP net loss per share:
Basic and diluted	$(0.08)	$(0.05)
Adjustments:
Interest expense	0.00	0.00
Depreciation and amortization expense	0.00	0.00
Stock-based, other equity instruments, and other non-cash compensation expense	0.02	0.02

Non-GAAP net loss per share:
Basic and Diluted	$(0.06)	$(0.03)

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